Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 8, 2024, with respect to the consolidated financial statements of Structure Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-1 No. 333-279915) and related Prospectus of Structure Therapeutics Inc. for the registration of its American Depository Shares and Ordinary Shares.

/s/ Ernst & Young LLP

San Mateo, California

June 5, 2024